GNC Holdings, Inc. Announces Quarterly Dividend

PITTSBURGH, October 23, 2015 - The Board of Directors of GNC Holdings, Inc. (the “Company”) authorized and declared the quarterly cash dividend for the fourth quarter of 2015 of $0.18 per share of the Company’s common stock.  The dividend will be paid on or about December 28, 2015 to stockholders of record as of the close of business on December 11, 2015.

GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer. The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® - and nationally recognized third party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2015, GNC has more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,062 franchise and 2,319 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Contacts:

Investors:    Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or

Dennis Magulick, Vice President - Treasury, Investor Relations and Risk Management, (412) 288-4632